Exhibit 99.1

Email From David J. Field To Certain

Entercom Communications Corp. Option Holders,

transmitted on April 7, 2006

Dear Entercom Employee:

I am pleased to announce that Entercom’s Board of Directors has authorized, subject to shareholder approval, an amendment to the Entercom Equity Compensation Plan (the “Plan”), which will permit an Option Exchange Program. The Program will allow employees and non-employee directors a one-time opportunity to voluntarily exchange certain “underwater” stock options for a lesser number of shares of restricted common stock of the Company.

If our shareholders approve this Program at our annual meeting of shareholders in May, eligible option holders who hold stock options with a per-share exercise price of $40.00 or greater will be able to exchange those options for a lesser number of shares of restricted stock at a ratio of fifteen-to-one, meaning that for every 15 options surrendered, the holder will receive one share of restricted Class A common stock. You must elect to participate in whole, not in part, if you choose to participate in the Program. Shares of restricted stock granted in connection with the Program will vest 50% during the 1st quarter of 2007 and 50% during the 1st quarter of 2008.

Why are we doing this?  Entercom’s stock option plan was designed to provide a significant reward and motivation for excellent performance. I recognize that the options have not achieved this goal due to the decline in media stocks in recent years. As you know, this is not just an Entercom issue; virtually all radio, television, newspaper and cable companies have experienced similar challenges.

This is a significant challenge that I am committed to addressing. It is my fervent desire that each of you is provided with an opportunity to generate significant personal financial rewards. So what are we doing to accomplish this?   Two things. First, we are initiating this Option Exchange Program to provide each of you with an alternative means to generate economic value from your options that today are significantly out of the money. Second, later this month, we will be issuing new grants of Restricted Stock to our General Managers, Sales Managers, Program Directors, Business Managers and our corporate management team. By switching from options to restricted stock, we will be providing a more tangible and less volatile form of equity compensation. While the number of restricted shares will be smaller than our historic levels of option grants (as is typical in all such programs), we believe this will be an excellent means of providing equity-based rewards to you in recognition of your contributions to the success of our Company.

The amendment to the Plan (which adds provisions to permit the Program) must be approved by Entercom’s shareholders in order for the Program to proceed. Our shareholders will have an opportunity to vote on this matter at the May 16, 2006 annual meeting of shareholders.

If our shareholders approve the amendment to the Plan, we expect to distribute a document that will contain the terms and conditions of the Program (referred to as the “Offer to Exchange”) to eligible option holders promptly after the meeting. Eligible option holders will then have at least 20 business days after the distribution of the Offer to Exchange to elect to exchange their existing options. The new shares of restricted stock will be granted promptly following the end of such 20 business day period to those eligible option holders who elect to participate in the Program.

The Questions and Answers below are designed to address some of the initial questions you may have about the Program.

Very Truly Yours,

David J. Field,

President & Chief Executive Officer

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Entercom is today filing certain proxy materials with the U.S. Securities and Exchange Commission (“SEC”). The proxy material contains additional details about the Program. If our shareholders approve the amendment to the Plan we will file certain documentation regarding the Offer To Exchange with the SEC. You will be able to obtain them free of charge from the Investors section of Entercom’s website at www.entercom.com/pages/investors.html and from the SEC’s website at www.sec.gov. Entercom will also distribute such material to each eligible option holders. When they become available, you should read the proxy materials, Schedule TO, the Offer to Exchange, the form of Election to Participate and related materials carefully because they will contain important information. This email does not constitute an offer to exchange, buy or sell stock options or Entercom’s common stock and is being sent to you for informational purposes only.

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